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                                                                       Exhibit 1

                    RESTAURANT ASSET SALE PURCHASE AGREEMENT

         This Restaurant Asset Purchase Agreement, hereinafter "AGREEMENT" is made and entered into this 1ST day of May, 1998, by and between MORGAN'S RESTAURANTS OF OHIO, INC. ("MROI"), an Ohio corporation and MORGAN'S RESTAURANTS OF PENNSYLVANIA, INC. a Pennsylvania corporation, both MROI and MRPI having an address and principal place of business at 24200 Chagrin Blvd., Suite 126, Beachwood, OH 44122 and MROI and MRPI being jointly and severally herein identified as Buyer; and GRNN, Inc. ("GRNN"), a Pennsylvania corporation, and GARY L. COCOLIN ("Cocolin"), hereinafter GRNN and Cocolin are jointly and severally identified as the "Seller", whose collective address and principal place of business is 4963 Sir Hue Drive, Erie, Pennsylvania 16506.


                                   WITNESSETH:

         WHEREAS, Seller owns four (4) KFC restaurant enterprises located in Pennsylvania and Ohio on real estate interests more particularly described: (i) In the Leasehold(s) list in attached EXHIBIT A hereinafter "Leasehold(s)," and;
(ii) In the list of Fee Real Estate in attached EXHIBIT B hereinafter "Fee Real Estate." The attached EXHIBIT A contains a copy of each lease agreement and a letter from each Leasehold's governing Building and Zoning authority certifying that there are no code violations pending in connection with the applicable Leasehold premises and that such premises are currently in full compliance with all zoning requirements. The Fee Real Estate interests are described in attached EXHIBIT B containing a copy of the warranty deed into Seller and a letter from each governing Building and Zoning authority certifying that there are no code violations


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pending in connection with each Fee Real Estate premises and that such premises are currently in full compliance with all zoning requirements.

         WHEREAS, Seller owns non-real estate, tangible and intangible assets which as of January 1, 1998 were employed in the operation of the Seller's four
(4) KFC restaurants located on the Seller's Leaseholds and the Seller's Fee Real Estate, which non-real estate, tangible and intangible assets are more particularly described herein as Seller's "Personal Property." EXHIBIT C attached hereto contains a detailed schedule of Seller's Personal Property by restaurant location as of the date of this Agreement. The Seller's Personal Property includes Seller's KFC franchise agreement for each of Seller's four (4) KFC restaurant locations and all restaurant food, supplies and paper inventory items at a wholesale book value of not less than Five Thousand Dollars ($5,000.00) for each of the four restaurant locations, and all restaurant operating equipment (except as excluded below), including but not limited to menu boards, cash registers, furniture, telephones, buffet equipment, computers, security systems, cooking equipment, KFC Purchasing Cooperative stock, all surveys of each Restaurant location in Seller's possession, if any, and restaurant operating equipment. This sale excludes the following assets of
Seller: cash, checking accounts, savings accounts, investment accounts, all prepaid items including prepaid insurance, rent, deposits, down payments, and advances/loans/receivables from officers, capitalized interest, organizational costs and capitalized fees; and, all office equipment located at Seller's residential home office and West 12th Street, Erie, PA office, i.e., computer, copier, fax machine, file cabinet, a complete inventory for which is attached at EXHIBIT C-1. A copy of each of Seller's four (4) KFC franchise agreements and Seller's HVAC engineer's written certification that the HVAC equipment in each of Seller's four (4) KFC restaurants is in good working order as of the date of the certification attached


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hereto in EXHIBIT D. "Good working order" is defined as the level of performance necessary to function in a reasonably foreseeable manner and meeting reasonable expectations.

         WHEREAS, for purposes of this AGREEMENT the combination of the Personal Property attributable to any one Leasehold on attached EXHIBIT C and the applicable Leasehold comprise a "Restaurant."

         WHEREAS, for purposes of this AGREEMENT, the combination of the Personal Property attributable to any one Fee Real Estate parcel on attached EXHIBIT C and the applicable Fee Real Estate parcel comprise a "Restaurant."

         WHEREAS, except as specifically set forth to the contrary herein, Seller's warranties and representations as to the physical attributes of the real estate and working condition of the fixtures/personalty shall not survive the closing since following closing Buyer takes title to the same and in "as is" condition with all faults.

         WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the four (4) Restaurants on the following terms and conditions:

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties hereby agree as follows:

         1. AGREEMENT TO BUY AND SELL RESTAURANT ASSETS.

         Subject to the terms, representations, warranties, covenants and conditions set forth in this Agreement, Seller shall, at the Closing (as hereinafter defined), convey, sell, transfer and assign all of Seller's rights, title and interest in and to all the assets comprising the four (4) Restaurants located on both the Leaseholds and the Fee Real Estate itemized in attached EXHIBIT A and EXHIBIT B. It is understood that such transfer of the four (4) Restaurants shall be by


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recordable and insurable instruments and shall deliver good and marketable (as defined below) title to each and every asset comprising any one of the four (4) Restaurants unencumbered by: (i) any third party claims against any of the assets of the four (4) Restaurants; (ii) any third party rights or powers to restrict Buyer's unilateral right and power to mortgage, or offer other security interests in, each and every asset composing the four (4) Restaurants. The Buyer and Seller mutually agree that this is an asset sale only and the Buyer is not liable as a successor enterprise for any enterprise obligation, or business entity obligation, of the Seller arising from the Seller's operation or ownership of the KFC restaurant businesses located on the premises of the Leaseholds or the premises of the Fee Real Estate.

         2. PURCHASE PRICE.

         2.1 Upon and subject to the conditions set forth in this Agreement; Buyer agrees to pay Seller at the Closing the sum of Two Million Four Hundred Thirty Five Thousand Dollars ($2,435,000.00) (the "Purchase Price"), payable as follows:

         (a) Ten Thousand Dollars ($10,000.00) as a deposit ("Deposit") to be held in escrow with the Title Company that will control the Closing on the date that all parties sign this Agreement. That Deposit shall accumulate interest for the benefit of the ultimate recipient of the deposit or credited toward Buyer's financial obligations at the Closing.

         (b) The remainder of the Purchase Price on the Closing Date.

         2.2 The Purchase Price shall be allocated to specific assets and the amount to be placed in escrow for the Sellers "like-kind exchange" shall be mutually agreed upon between the accountants of the Buyer and Seller, which election is memorialized in the letter contained in attached EXHIBIT E, and which letter shall reflect that eighty five percent (85%) of the Purchase


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Price shall be allocated to land and buildings to Cocolin and fifteen percent
(15%) of the Purchase Price shall be allocated to equipment and franchise agreements owned by GRNN.

         3. REPRESENTATIONS AND WARRANTIES OF SELLER.


         3.1 Seller unconditionally Represents and Warrants to Buyer that as of the date of this agreement, and at no additional cost to the Buyer:

         (a) (i) all corporate or third party approvals necessary to permit Seller to consummate this transaction will have been secured; (ii) Seller has all necessary capacity to enter into and consummate this transaction, and is under no legal restraint to prevent Seller from entering into and performing Seller's obligations under this Agreement; (iii) this Agreement constitutes the valid and binding obligation of Seller in accordance with this Agreement's terms; (iv) Cocolin owns ninety-five percent (95%) and controls one hundred percent (100%) of the voting shares of GRNN; and (v) on or before the Closing Seller shall be the sole and exclusive owner of all assets comprising all four
(4) Restaurants.

         (b) Seller (including Seller's agents and employees) received, (i) no notices or citations for the violation of any zoning, building, or other law, ordinance, regulation, or directive from any governmental authority or authorities having jurisdiction relating to any part of any Restaurant, or if such notice or citation were received by Seller, or by any agent or employee of Seller, the same has been fully and timely corrected, and Seller has not been notified by any agent or employee of Seller that Seller or any Restaurant, or any part of any Restaurant, is or may be in violation of any such law, ordinance, regulation, or directive; (ii) Seller has received no notice or communication from any insurance carrier regarding any dangerous, illegal, or other condition requiring any corrective action not previously corrected; and
(iii) Seller has no reason to believe that


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any such notice, communication, or citation for such a violation or condition is in process for issuance;

         (c) Seller (including Seller's agents and employees) knows of no litigation, state or federal governmental proceeding, or action pending or threatened against or relating to Seller or any part of the four (4) Restaurants which might adversely affect any one of the four (4) Restaurants or which questions the validity of this Agreement or any of the actions taken or to be taken by Seller or Buyer pursuant to this Agreement;

         (d) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, be in conflict with, or constitute a default under any lease (except for a pending lease with Pepsi), commitment, agreement, or contract to which Seller is a party;

         (e) Except for disposing of used shortening, to the best of Seller's knowledge and belief, neither the Seller, nor any third party (including Seller's predecessors in title under any Leasehold or in connection with any Fee Real Estate), used, generated, manufactured, refined, produced, processed, treated, stored in subterranean tanks or otherwise, spilled or released, or disposed on, under, or about any one of the four (4) Restaurants, or transported to or from any one of the four (4) Restaurants any product or material regulated by or considered environmentally hazardous under any local, state, or federal statute, regulation, or code. Seller has not received any notice from any federal, state, regional, municipal or other governmental agency, or private or public entity or person, advising Seller that Seller or any third party is responsible for, or potentially responsible for, response costs with respect to a release, a threatened release or clean up of chemicals produced by, or resulting from, any business, commercial, charitable, or industrial activities,


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operations, or processes, including Hazardous Materials. All such warranties shall survive the Closing and transfer of title.

         (f) Except for the Pepsi contract referred to above, there are no service or management contracts or agreements affecting any one of the four (4) Restaurants which will or might survive Closing except such contracts which are approved in writing prior to Closing by Buyer; and all such unapproved contracts shall be canceled in writing by Seller, and at Seller's sole cost, prior to Closing. Buyer shall assume the Pepsi contract currently in place with Seller and release and indemnify Seller from any liability for the same following the date of Closing.

         (g) Except for the terms of the applicable mortgages, financing statements and Buffalo Road Lease, which will remain in effect up to the date of closing, neither the four (4) Restaurants nor any part or combination thereof, are the subject of any outstanding agreement with any third party pursuant to which any such third party may acquire any interest in the four (4) Restaurants, or any portion thereof;

         (h) No notice has been received by Seller from any insurance company which has issued a policy with respect to any one of, or all of, the four (4) Restaurants or by any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs, alterations, or other work to or on any one of the four (4) Restaurants or under any rule, regulation, or law of any regulatory body having jurisdiction over any one of the four (4) Restaurants which has or might have an adverse effect on any of the assets comprising the four (4) Restaurants;

         (i) There are no brokerage commissions, finder's fees, or similar payments due and owing on account of any act or omission of Seller with respect to this transaction or any part of the


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four (4) Restaurants;

         (j) No condemnation or taking of any Leasehold or Fee Real Estate, or any portion thereof, is pending or, to the best of Seller's (including Seller's agents and employees) knowledge, threatened;

         (k) Except as set forth in Paragraph 3.1(1), below, each of the Leaseholds is fully assignable and delegatable by the Seller to the Buyer without prior permission of any kind by any third party, including but not limited to, the Seller's lessor under any Leasehold, and each Leasehold entitles Seller (and after the Closing shall entitle Buyer) to rent each leased premises at least through August 31, 2009. Seller will exercise good faith and its best efforts to cooperate with Buyer in obtaining leasehold extensions through July 1, 2017 plus provisions allowing the tenant two successive renewal rental periods of five (5) years and four (4) years all at the present Leasehold rental rates or possibly subject to increases tied to a Consumer Price Index. This obligation continues for the period between contract signing and closing;

         (1) Each of the Leaseholds is freely assignable and delegatable by the Buyer as the new Tenant thereunder without restriction of any kind except that the prior written consent is required by the Leasehold lessor of the Buffalo Road location. Said lessor has indicated a willingness to accept Buyer as Seller's assignee of the current lease so long as Seller remains secondarily liable on the lease up to its natural termination, August 31,2009. Seller agrees to remain secondarily liable on the condition that Buyer is primarily liable for payments under the terms of the lease and Buyer indemnifies and holds Seller harmless for any liability under the terms of the assigned lease up to and including its natural termination, August 31, 2009. This indemnity shall survive the closing. Seller shall not be secondarily liable for any lease extensions beyond August


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31, 2009.

         (m) By Seller's agreement with KFC Corporation the termination date of each of Seller's four (4) KFC franchise agreements shall be a date not earlier than July 1, 2017, and KFC Corporation shall have approved the transfer of each of the Seller's four (4) franchise agreements to the Buyer as the successor franchisee under all four (4) franchise agreements all at no cost or expense to Buyer. If Seller needs to procure KFC franchise agreement extensions to comply with this Agreement's requirements, Seller shall do so at no cost or expense to Buyer;

         (n) Except as noted in Paragraph 3.1(g), above, (all of which obligations are current as of the date of this Agreement), all Seller's Personal Property is free of all liens or claims of any kind by any third party including but not limited to Seller's creditors claims, claims of Seller's predecessors in real estate title, and Seller's lessors' claims;

         (o) The financial data including current income statements through March, 1998 for each of the four (4) Restaurants which appear in attached EXHIBIT F accurately reflect the income and expenses of each restaurant for the disclosed time frame;

         (p) The Fee Real Estate is owned or controlled exclusively by the Seller and no natural person or entity other than the Seller owns or controls any interest in any parcel of Fee Real Estate;

         (q) Except as set forth in Paragraph 3.1(1), above, all Leaseholds and Fee Real Estate are freely assignable and delegatable and freely mortgageable by the Buyer after the Closing Date without restrictions of any kind imposed by the Seller, or by any third party claiming through Seller. As of the Closing Date Buyer shall be free to mortgage all Leaseholds (subject to terms of the respective Lease) and Fee Real Estate without the approval of any Seller or any third party claiming


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through Seller.

         (r) There is no judicial or administrative litigation, pending or threatened, against Seller, which arises under, or in any way relates to, any contract rights, tort rights, state law or state administrative regulation, or federal law or federal administrative regulation, except as such matters are fully disclosed in attached EXHIBIT G. This Seller's Representation and Warranty to Buyer includes but is not limited to full disclosure of: (1) tort or contract claims by employees, vendors, or business invitees; (2) federal or state Department of Labor investigations or claims; (3) state or federal OSHA investigations or claims; (4) state, federal, or private civil rights investigations or claims; (5) KFC Corporation investigations or claims in connection with Seller's full compliance with each of the four (4) KFC franchise agreements or any other matters examined by KFC Corporation.

         (s) Attached EXHIBIT H includes copies of business licenses, vendor licenses, certificates of occupancy, health licenses and all other licenses or permits required to operate a KFC restaurant on the premises of each of the Sellers four (4) KFC Restaurants. All documents identified in EXHIBIT H shall be currently valid and in full force and effect.

         (t) The Sellers have no knowledge of any armed robbery, food poisonings, or embezzlement of funds (except as disclosed in attached EXHIBIT I) at any of the Seller's four (4) KFC Restaurant locations during the three year period prior to the Closing Date.

         (u) To the best of Seller's personal knowledge and belief, (even after inquiring of its restaurant general managers) as of the date of this Agreement, Seller has no notice of any of the following being present with respect to any Leasehold, Fee Real Estate, or Personal Property asset, or portion thereof, which comprise the four (4) Restaurants:


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                  (i)      Any latent defects or malfunctions which are not
                           visible upon a walk through or normal use, of the four (4) Restaurants in any of the following: interior walls, ceilings, floors, exterior walls, insulation, roof, windows, doors, foundation, slabs, driveways, sidewalks, walks, electrical systems, plumbing, sewers, septic tanks, structural components;

                  (ii) Features of the Fee Real Estate or Leasehold shared in common with adjoining landowners, such as walks, fences and driveways and the like;

                  (iii) Except as filed of record or contained in any Lease, any encroachments, easements or similar matters of title that may affect any Fee Real Estate or Leasehold;

                  (iv) Room additions, structural modifications or other alterations or repairs made without necessary permits;

                  (v) Landfill, compacted or otherwise, prior to the date of this Agreement;

                  (vi) Any settling from any cause, or slippage, sliding, or other soil problems;

                  (vii) Except as to a potential future problem with the rear, unused portion of the West 12th Street property which may also have some wetlands issues, flooding, drainage or grading problems;

                  (viii) Damage to the property or any of the structures from fire, earthquake, floods, landslides, or other cause of nature;

                  (ix) Any zoning violations, nonconforming uses, or violations of "setback" requirements;

                  (x) Neighborhood noise problems constituting a nuisance or other conditions constituting a nuisance;


                  (xi) Except as to the Buffalo Road property's access to Nagle Road from the Mellon Bank property, any "common area" in undivided interest with others;

                  (xii)    Any defect in any HVAC system, or component thereof;

                  (xiii)   Any notices of abatement or similar citations;


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                  (xiv)    Any dispute with any landlord, or other natural
                           person or entity, pertaining to Seller's right to continued quiet enjoyment of any of the Leaseholds, or the Fee Real Estate.

                  (xv) Except as specifically set forth to the contrary, none of the foregoing representations in Paragraph 3.1(u) as to the physical attributes of the real estate and working condition of the buildings/fixtures/personalty shall constitute a warranty surviving the closing since following Closing buyer shall take title to same in "as is" condition, with all faults. All of the warranties and representations contained in this Agreement are subject to the time limitations set forth in Paragraph 11, below.

         (v) Seller agrees to notify Buyer of any changes to the status of the above representations and warranties which may occur from the date of this Agreement up to the date of closing.

         3.2 Material Misstatements or Omissions. To the best of Seller's knowledge, information and belief, no representation or warranty by Seller in this Agreement, or in any document, schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller to Buyer pursuant hereto, or at Closing pursuant to the requirements of this Agreement, intentionally or knowingly contains or will contain any untrue statement or half truth, or will omit to state any fact necessary to make the Seller's statements contained therein materially misleading.

         3.3 Unless specifically stated otherwise herein, all Representations and Warranties stated in this Agreement by either party shall survive the Closing Date subject to the time limitations set forth in Paragraph 11, below.

         4. THE CLOSING DATE.

         The "Closing Date" shall be on or before July 15, 1998 with an extension available to September 1, 1998, time being of the essence subject to further extensions upon written agreement


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between the Parties. The Closing Date may be extended until September 1, 1998 by the Buyer, if the Buyer reasonably believes in good faith that such extension is necessary in order to satisfy any of the Contingencies or Conditions Precedent which must be satisfied under this Agreement before the Closing can occur. Under this Agreement the Closing shall constitute the point in time in which Buyer shall take title to all the assets comprising the four (4) Restaurants in exchange for the Buyer's payment, in conformity with the terms of this Agreement, of the Purchase Price to the Seller.

         5. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase all or part of the assets comprising the four (4) Restaurants and pay all or part of the Purchase Price shall be expressly subject to the satisfaction or waiver (by the Buyer in writing in each instance) of each of the following conditions precedent to Buyer's obligation to Close (hereinafter individually a "Contingency" and collectively the "Contingencies");

         5.1 (a) Buyer shall secure from its agent, the Title Company, a commitment (the "Commitment") for leasehold title insurance with respect to each Leasehold, and owner's title insurance with respect to each item of Fee Real Estate. The Title Company shall cause UCC searches to be performed with respect to the Seller, and the assets comprising all four (4) Restaurants. Prior to the Closing Date the Buyer shall be satisfied that as of the date of closing, in Buyer's discretion, which exercise of discretion is not to be unreasonably withheld, that (1) no interests, encumbrances, or restrictions exist in connection with the Leaseholds (other than the amended original lease agreement instruments and amendments thereto true copies of which are contained in attached EXHIBIT A which render any one of the Leaseholds unmortgageable, unmarketable or unassignable; (2) no interests, encumbrances or restrictions exist in connection with


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the Fee Real Estate which render any parcel of Fee Real Estate unmarketable, unassignable, or unmortgageable at Buyer's discretion, which exercise of discretion is not to be unreasonably withheld; (3) no interests, encumbrances or restrictions exist in connection with any item of Personal Property which render title to any such tangible and intangible Personal Property unmarketable, unassignable, or unmortgageable at Buyer's sole discretion. Consistent with the foregoing, in the event that Buyer concludes that any assets described in
Section 5.1 (a) are unmarketable, unassignable, or unmortgageable at Buyer's discretion, which exercise of discretion is not to be unreasonably withheld, Buyer, at Buyer's sole election, may waive that Contingency in whole or in part, or Buyer may choose not to waive that Contingency and then Buyer may be excused from Closing, in which case Buyer shall be refunded in full the Deposit plus interest, if any, and neither Seller nor Buyer shall have any further liability to each other.

         (b) Buyer shall be entitled to exercise Buyer's discretion's to withdraw from the Closing in accordance with Section 5.1(a) above in the event that the Title Company prior to the Closing informs Buyer that Title Company will refuse to issue to Buyer a marketable ALTA leasehold policy of title insurance in connection with any one of the Leaseholds or a marketable ALTA owner's fee policy of title insurance in connection with the Fee Real Estate based on the projected status of title in the Buyer post Closing. In the event Buyer withdraws from the Closing under this Section 5.1(b), Buyer shall be refunded Buyer's Deposit plus interest, if any, and neither Seller nor Buyer shall have any further liability to each other.

         5.2 Sellers shall deliver a duly executed Leasehold assignment instrument for each Leasehold identified in attached EXHIBIT A and a General Warranty Deed for each Fee Real Estate parcel identified in attached EXHIBIT B, to Buyer at the Closing in forms satisfactory to the Buyer


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and the Title Company along with a resolution of the Board of Directors of GRNN, evidencing that all the Seller's representations and warranties set forth in this Agreement are each true and correct [including but not limited to the Warranties and Representations specified in Sections 3.1(k) and 3.1(l)] as of the Closing Date and authorizing the Seller to Close on this Agreement, and authorizing officers of GRNN to execute the necessary and appropriate documents to accomplish and perfect this transaction, and such individual additional documents and instruments (including but not limited to affidavits, or bills of sale with itemized lists of all tangible and intangible assets included in the Personal Property) as Buyer's counsel may reasonably determine are necessary to the consummation of this transaction, including documents reasonably required by the Title Company or Buyer's lender. Buyer at its sole election may waive, in whole or in part, any Contingency identified in this Section 5.2, or Buyer may choose not to waive any such Contingency and then Buyer may be excused from Closing, in which case Buyer shall be refunded in full the Deposit plus interest and neither Seller nor Buyer shall have any further liability to each other.

         5.3 Buyer must be advised by Earth Sciences Consultants, Inc. (or other firm satisfactory to Buyer) that all Leasehold locations and the Fee Real Estate locations contain no significant environmental, soil, boundary and topographic issues that may make it inadvisable for Buyer to consummate this transaction. Therefore before Buyer shall be obligated to Close this transaction Seller (at Seller's sole cost) must present to Buyer Phase I Environment Assessments and reports prepared by Earth Science Consultants, Inc. a firm selected and retained by Buyer (or other firm satisfactory to Buyer) certifying to Buyer that each of the Leasehold locations and the Fee Real Estate locations are free of all environmental, soil, boundary, and topographic issues that may make it inadvisable for the Buyer to consummate this transaction. The cost of Buyer to retain its


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environmental assessment firm shall be paid by the Seller regarding each such
Phase I Environment Assessment and shall not exceed $2,000.00 per report. Any Phase 2 environmental testing to be performed shall be the responsibility of Buyer unless otherwise agreed between Seller and Buyer. Seller may elect to not be responsible to cure any environmental problems disclosed as a result of any environmental testing. In the event an environmental problem arises in connection with one Restaurant location which does not meet with the Buyer's approval, said approval not to be unreasonably withheld, either the Seller shall cure the problem (at Seller's sole cost) to the reasonable satisfaction of Buyer, or Buyer may opt to "carve out" of the Closing the restaurant location to which Buyer objects and then Buyer and Seller shall Close this transaction excluding the "carved out" Restaurant location. In the event the Parties cannot agree as to which option to select, or more than one property is objectionable to Buyer, either Party may terminate the Agreement, in which event the deposit plus interest shall be refunded in full to Buyer with no further liability to either Party. In the event of such a "carve out", the Purchase Price shall be reduced by the percentage of the annual cash flow of the "carved out" Restaurants to the total annual cash flow of the four (4) Restaurants. In the event Seller fails to procure the four (4) necessary Earth Science Consultants, Inc.'s (or other firm satisfactory to Buyer) Phase I Environmental Assessments with certifications satisfactory to Buyer before forty-five (45) days following execution of this Agreement, Buyer shall be entitled to terminate this Agreement pursuant to this Section 5.3 and neither Seller nor Buyer shall have any further liability, or obligation, to each other and the Deposit plus interest, if any, shall be returned immediately by the Title Company to Buyer.

         5.4 The Buyer, with Seller's full cooperation, shall have secured written and binding evidence that each of Seller's KFC franchise expiration dates is extended to at least July 1, 2017 by


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the franchisor, KFC Corporation, and that all the Seller's representations and warranties specified in this Agreement have in fact been put into place and are true and accurate as of the Closing Date. If any of the conditions or representation and warranties stated anywhere in this Agreement are not true and accurate as of the Closing Date, the Buyer may elect to proceed with this transaction or terminate this Agreement. In the event Buyer terminates this Agreement pursuant to this Section 5.4, neither Seller nor Buyer shall have any further liability to each other, and the Deposit plus interest, if any, shall be returned immediately by the Title Company to the Buyer.

         5.5 The Buyer's lending institution that Buyer selects to finance Buyer's purchase of Seller's four (4) Restaurants approves the Closing of this Agreement by the Buyer on the Closing Date and Seller shall have maintained all assets associated with all four (4) Restaurants in good working order through the Closing Date. "Good working order" is defined as the level of performance necessary to function in a reasonably foreseeable manner and meeting reasonable expectations. In the event that the Buyer terminates this Agreement pursuant to this Section 5.5, neither Seller nor Buyer shall have any further liability to each other, and the Deposit plus interest, if any, shall be returned immediately by the Title Company to the Buyer.

         5.6 As of the date of Closing, and as additional conditions to Closing, all leaseholds will have been extended, in a form satisfactory to Buyer, through September 1, 2017, and Buyer is reasonably satisfied that no wetlands or flooding issues associated with the Restaurant located on West 12th Street in Erie, Pennsylvania, and that no "common area" or access issues associated with the Buffalo Road, Erie, Pennsylvania Restaurant exist, which make it inadvisable for Buyer to consummate this transaction as to any particular location. In the event Buyer decides it inadvisable to close on any one location for the above reasons, that location will be "carved out" consistent with the formula set forth in Paragraph 5.3, above, and the closing shall proceed in all other respects.

         6. ELECTION TO PROCEED TO CLOSING.

         6.1 In the event that all Seller's Representations and Warranties in this Agreement are acceptable to Buyer, and all Contingencies to the Buyer's obligation to Close are satisfied in accordance with Section 5 of this Agreement then the Buyer and Seller shall proceed to Closing this transaction on the Closing Date defined in Section 4. Except as it may be limited by the matter of controls required by Buyer's lending institution as set forth in Paragraph 5.5, above, Buyer shall notify Seller of its intent to proceed under this Paragraph within sixty (60) days after execution of this Agreement, time not being of the essence, or in the alternative, notice of any problems which might disrupt the Closing.

         6.2 On or before the Closing Date, Seller shall deposit in escrow with the Title Company all the Leasehold assignment and delegation instruments, and all of General Warranty Deeds, and all other instruments required of Seller hereunder.

         6.3 On or before the Closing Date, Seller and Buyer shall deliver to the Title Company such other documents as may be reasonably required by the Title Company in connection with consummation of the transaction contemplated hereunder.

         6.4 On or before the Closing Date, Buyer shall deposit the balance of the Purchase Price in escrow with the Title Company.

         6.5 On the Closing Date, the Title Company shall prorate between the parties, as of the Closing Date, all relevant annual real estate taxes and governmental assessments (both general and special) on the basis of the current fiscal tax year, except that if the Closing Date shall occur before the tax rate is fixed for the current fiscal year, the apportionment of annual real estate taxes and assessments shall be based upon the latest available rate and valuation.

         6.6 Following deposit of the Purchase Price, and other documents in escrow, and when the Title Company can and will issue the Title Policy, the Title Company shall immediately (a) file the assignment of each assigned Leasehold, or Memorandum thereof, and the Warranty Deed for each Fee Real Estate parcel in the appropriate public land records office and (b) disburse the Purchase Price to or for the account of Seller after appropriate deductions by reason of proration of taxes and assessments and charges for expenses payable by Seller, in accordance with Cocolin's accountant's written disbursement instructions addressed to the Title Company in order to facilitate Seller's "like kind exchange" purposes.

         6.7 Seller shall pay: fifty percent (50%) of the escrow fee; (b) fifty percent (50%) of all State or County conveyance tax or transfer tax levied or payable in connection with any title transfer or public records filings. Buyer shall pay all of the cost of any public land records filings and fifty percent (50%) of all State or County conveyance tax or transfer tax levied or payable in connection with any title transfer or public records filing; (c) the amount due Buyer, if any, by reason of the proration of annual real estate taxes and assessments; (d) all of Seller's state or federal income taxes, only, levied in connection with this Agreement.

         6.8 Buyer shall pay all title examination, survey and title insurance policy fees, fifty (50%) percent of the escrow fees, premium and charges attributable to the Closing of this Agreement. To the extent referenced in Paragraph 5.3, above, Seller shall pay all Phase 1 environmental fees and charges owed to Earth Sciences Consultants, Inc. an entity retained by Buyer (or other firm satisfactory to Buyer) and also to the extent set forth above, all Seller's post Phase 1 Environmental Assessment report costs and environmental remediation costs, if any and so agreed upon, in connection with the Closing of this Agreement.

         6.9 This Agreement shall constitute instructions to the Title Company regarding the Closing of this transaction. The Title Company may attach hereto its standard conditions of escrow acceptance without further signature of the parties and the same shall supplement instructions to the Title Company to the extent, and only to the extent, consistent with this Agreement. All the Buyer's and Seller's respective monetary obligations at Closing Date (including environmental report or remediation costs, title examination, survey and title insurance fees and charges, State or County conveyance or title transfer taxes, and annual real estate taxes and assessments) shall be adjusted at the Closing on the Closing Statement. Buyer shall select the Title Company that will control the escrow and the Closing. The Closing shall take place through the mail without the need for the Parties to actually travel to a particular site.

         7. INDEMNITY.

         (a) Seller agrees to defend, indemnify, and hold Buyer harmless against and in respect of any and all liabilities of Seller related to the four
(4) Restaurants and incurred or arising prior to the Closing Date.

         (b) Each party agrees to defend, indemnify and hold the other harmless against and in respect to any and all loss, liability, claim, damage, and expense whatsoever arising out of a breach by either party any representations, warranties, or covenants contained in this Agreement or in any instrument executed or delivered in connection with this Agreement.

         (c) Unless specifically stated to the contrary in the Agreement, all indemnities pursuant to this Paragraph shall survive the Closing and the Closing Date.

         8. UTILITIES. The Parties agree to cooperate with each other to effectuate a change in utility services from Seller's to Buyer's name and responsibility as of the Closing date. Seller shall cause all utility meters and services to be read and measured as of the Closing Date, and Seller shall pay all charges for telephone, electricity, gas, water, oil, and any other utilities which have accrued to that date, all such charges to be adjusted between the Buyer and the Seller at the Closing based on which party owned the Restaurant incurring the utility charges, or portion thereof, at the time such utility charges were actually incurred.

         9. CASUALTY. Seller assumes all risks and liability for loss, damage, or injury by fire, windstorm, accident, or cause of damage to, or legal liability to any governmental regulatory body or third party in connection with, any one of the four (4) Restaurants until the Closing Date. In the event the Personal Property or the real estate improvements on any one of the four (4) Restaurant sites suffers any casualty damage, Seller shall apply the insurance proceeds payable on account of such casualty to the replacement or repair of the improvements on that site, and the Buyer shall have thirty (30) days after the completion of the replacement or repair in which to decide whether to accept the insurance restored assets or terminate this Agreement. If Buyer elects to terminate this Agreement pursuant to this Section 9, neither Seller nor Buyer shall have any further liability to each other and Buyer's Deposit plus interest (if any) shall be refunded to Buyer. The Closing Date shall be extended as necessary to protect Buyer's rights under this Section 9.

         10. CONDEMNATION. If, prior to the Closing Date, all or any portion of one of the four (4) Restaurants is taken by eminent domain, then Buyer shall have the option, exercisable by written notice given to Seller within thirty
(30) days after written notice of the occurrence of the eminent domain taking is received by Buyer, to either: (a) proceed with the Closing, without a reduction of the Purchase Price and otherwise pursuant to the terms hereof; or (b) terminate this

Agreement. If Buyer shall elect to terminate this Agreement, pursuant to this
Section 10, no party shall have any rights, obligations, or liabilities against the other, and the Deposit plus interest (if any) shall be returned immediately to Buyer. If Buyer shall elect to Close on the condemnation real estate "as is", without reduction of the Purchase Price, and otherwise pursuant to the terms hereof, then on the Closing Date, Seller shall deliver to Buyer, and assign to Buyer, all condemnation or eminent domain awards, rights, judgments, or amounts related thereto, if any, payable by virtue of such eminent domain taking. The Closing Date shall be extended as necessary to protect the Buyer's rights under this Section 10.

         11. SURVIVAL. Unless otherwise specifically set forth herein, Seller's and Buyer's indemnities, Representations and Warranties contained herein shall survive the Closing Date, the delivery of other documents by Seller to Buyer hereunder, and the Closing of this transaction, PROVIDED HOWEVER, that except for indemnities, representations or warranties as to environmental matters, in no event shall any of the indemnities, representations or warranties contained herein survive for more than one (1) year after the Closing date.

         12. NOTICES. Notice required or permitted to be given hereunder by the parties shall be delivered personally or served by regular mail or by telefax to the parties at the addresses and fax numbers set forth below, unless different addresses or fax numbers are given by one party to the other:

         AS TO BUYER:

         Morgan's Restaurants of Ohio, Inc. and/or
         Morgan's Restaurants of Pennsylvania, Inc.
         24200 Chagrin Blvd., Suite 126
         Beachwood, OH 44122
         Attn: James J. Liguori, President

         Fax Number: 216-360-0299

         AS TO SELLER:

         Gary L. Cocolin
         4963 Sir Hue Drive
         Erie, Pennsylvania 16506
         Attn: Gary L. Cocolin
         Fax Number: 814-835-3436

         With a copy to SELLER'S ATTORNEY at:

         Thomas P. Agresti, Esq.
         319 West 10th Street
         Erie, Pennsylvania 16502
         Fax Number: 814-454-2520


         13. MECHANIC'S LIENS. Seller Represents and Warrants that no unpaid construction work has been performed on any of the Leaseholds, or on any Fee Real Estate, or unpaid materials supplied for any of the Leaseholds or for any Fee Real Estate in connection with the improvement thereof within one year prior to the Closing Date for which a legally or equitably enforceable mechanic's lien presently could be filed. Seller agrees to indemnify and hold Buyer or Title Company harmless against any costs, damages, and expenses incurred by Buyer and Title Company, including reasonable attorney's fees and all other legal expenses listed in Section 22 of this Agreement, as a result of the filing against any Leasehold or any Fee Real Estate parcel of a mechanic's lien by natural persons, firms, entities, or corporations claiming to have performed work on such Leaseholds or on such Fee Real Estate or supplied materials for such Leaseholds or for such Fee Real Estate prior to the Closing Date. Buyer agrees to give Seller notice of any such liens promptly after Buyer obtains knowledge thereof. If any such liens are not discharged of record or fully bonded by Seller within thirty (30) days after the receipt by Seller of such notice, Buyer shall have the right to pay the full amount of any such liens to the lien claimants, and Buyer shall deduct such amounts and all directly associated expenses from the Purchase Price or any other amounts which Buyer may at any time owe Seller. If Buyer first learns of such liens after the Closing Date, Buyer shall sue Seller, and Seller shall immediately consent to judgment in Buyer's favor, for full indemnification payment under the terms of this Agreement. Seller shall execute all mechanic's lien affidavits required by Title Company, on or before the Closing Date.

         14. POSSESSION AND RIGHT TO GRANT POSSESSION.

         14.1 Possession of each of the four (4) Restaurants shall be delivered by Seller to Buyer on the Closing Date.

         14.2 Seller Represents and Warrants to Buyer that on the Closing Date there are, and will be, no outstanding written or oral leases or other agreements (except as previously set forth herein) covering or in any way affecting the four (4) Restaurants and that no person or entity shall have any right with respect to any of the four (4) Restaurants (whether by option to purchase, contract, credit or security instrument, management agreement, consulting agreement, or otherwise) which would prevent or interfere with Buyer's acquiring and taking full and unencumbered legal and physical possession of all four (4) Restaurants.

         15. SERVICE CONTRACTS. Seller shall perform its obligations, up to the Closing Date, under all service contracts that Seller has entered into in connection with each and every Restaurant. Except for the Pepsi Lease, all such contracts, unless approved and assumed by Buyer, shall be terminated in writing by Seller, at Seller's sole cost, on or before the Closing Date.

         16. ENTIRE AGREEMENT. This Agreement, together with the Exhibits attached hereto, and any addendums, embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written (including the parties' Letter of Intent signed on or about January 13, 1998), are merged into, and superseded by this Agreement. Neither this Agreement, nor any provision hereof, may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

         17. SUCCESSORS AND ASSIGNS. Seller shall not assign this Agreement (or delegate Seller's duties under this Agreement) without the prior written consent of Buyer. Buyer shall not be entitled to assign this Agreement (or delegate Buyer's duties under this Agreement) without the prior written consent of Seller, which consent will not be unreasonably withheld, except that Buyer may without Seller's prior written approval, assign Buyer's rights and delegate Buyer's duties under this Agreement to a corporation, partnership, or limited liability company under common control with Buyer. This Agreement shall be binding upon and inure to the benefit of the Seller, the Buyer and their respective successors and permitted assigns.

         18. SECTION HEADINGS. All section headings and other titles and captions herein are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

         19. PRONOUNS. All references to "Seller" or pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

         20. LAW. This Agreement shall be construed under and governed by the laws of the

State of Ohio, and all litigation arising under or in connection with, this Agreement shall be conducted exclusively in either the Ohio state courts located within the geographic region known as Cuyahoga County, Ohio, or the Federal courts located within the geographic region known as Cuyahoga County, Ohio. The parties mutually waive the defenses of lack of personal jurisdiction, improper venue, inconvenient forum, or inconvenient venue with respect to all litigation between them which is filed in a forum which complies with this
Section 20, except that either Buyer or Seller retains the right to remove any litigation between them from any state court to a federal court pursuant to 28 U.S.C. Sections 1441 through 1446. This Agreement shall be deemed executed in Ohio when signed by Buyer's authorized officers at the Buyer's above named principal place of business.

         21. REMEDIES.

         21.1 If either party learns prior to the Closing Date that the other party breached any of its covenants, agreements, indemnities, Representations, or Warranties in this Agreement, and provided such breach has not been cured within (30) days after written notice thereof, either party may:

         (a) declare this Agreement terminated, in which event the Deposit (plus interest), if any, shall be refunded in full to Buyer, with no further liability to either Party, each Party responsible for its own costs at which time the Parties shall be released of all further liability hereunder; or

         (b) enforce all of the said Party's rights under this Agreement by an action for damages, or injunction, or specific performance against the offending Party, plus reimbursement to the prevailing party for all its litigation and pre-litigation costs including reasonable attorney fees (which includes Buyer's in-house employee staff counsel's salary and expenses) and all other recoverable fees and expenses listed in Section 22 of this Agreement.

         21.2 Buyer and Seller mutually waive all rights that either of them may have to litigate any issue before a jury, it being their express intent that all litigation between them shall proceed exclusively before a judge.

         22. LEGAL EXPENSES.

         To the maximum extent permitted by law, in the event of any litigation between the Seller and the Buyer arising from this transaction or in connection with or involving any Seller's Representation, Warranty, or any Seller's Indemnity to Buyer under this Agreement, the prevailing party shall be entitled to recover from the adverse party all costs and expenses of such litigation including, without limitations, reasonable attorneys fees including Buyer's in-house employee staff counsel's salary and expenses, court reporter fees, deposition expenses, expert and non-expert witness fees, court filing fees, sheriff's fees, and all other litigation costs in addition to any legal or equitable judgment awarded to the substantially prevailing party.

         23. AUTHORIZATION.

         Each party Represents and Warrants to the other that it has taken all necessary corporate and partnership action to obtain the signatures affixed hereto in preparing this Agreement, and each party shall deliver evidence thereof at the time of executing the within Agreement in form and substance satisfactory to each of the parties' respective counsel, to such effect.

         24. EMPLOYEES AND VENDORS.

         Seller warrants, represents and covenants to Buyer that all Seller's employee compensation and Seller's vendor obligations (invoiced or uninvoiced) shall be paid up to and through the Closing Date to the extent the claims arose during the employees employment relationship with Seller. Seller indemnifies Buyer from any such Seller's employee's claims or Seller's vendor's claims asserted against Buyer after the Closing Date. Buyer is not obligated to retain or hire any of Seller's employees, PROVIDED HOWEVER, forty-eight (48) hours prior to the closing date Buyer shall notify Seller of all those employees it intends to rehire, if any, time being of the essence. Seller shall be unilaterally obligated for all employee notices, expenses (including but not limited to workers compensation, health insurance, accrued vacation, or unemployment costs, fees, bonus payments, salaries or expenses) associated with the Seller's termination of employment of any of Seller's employees. Similarly, Seller shall be unilaterally responsible for all United States Department of Labor claims, OSHA claims, claims of employment discrimination, or any other employee related tort or contract claims arising under State law or Federal law which any of Seller's employees may assert against Buyer after the Closing Date to the extent the claims arose during the employees employment relationship with Seller. Seller indemnifies Buyer against all claims, judicial or administrative, which any of Seller's employees or Seller's vendors may assert against Buyer to the extent the claims arose during the employees employment relationship with Seller. The name, address and telephone number of all Seller's vendors (by Restaurant which each vendor services) is listed on attached EXHIBIT J. The name, job title, date of employment and compensation (including employees insurance coverage) accrued vacation, and bonus plans of all of Seller's employees (by the Restaurant at which each employee is employed) is listed on attached EXHIBIT K. A copy of any insurance policy, which Seller maintains for Seller's employees, is included in EXHIBIT K. After the Closing Date Buyer, under Buyer's sole discretion, shall be free to hire or not hire any of Seller's employees. Seller warrants and represents to Buyer that Seller shall terminate the employment of all Seller's employees effective at the Closing.

         25. REPAIRS.

         On or prior to forty-five (45) days following the signing of this Agreement, Buyer and its agents, contractors, architects, engineers and employees shall examine the premises of each of the four (4) Restaurants to investigate and study the condition of the assets, both latent and patent, located thereon. Buyer shall be entitled to a final walk through of all four (4) Restaurant locations within 48 hours before the time at which the Closing transpires to make sure the condition of all real estate and personal property assets are substantially unchanged from the date of signing this Agreement. In the event there is a substantial adverse change in the condition of any one Restaurant (other than a casualty loss described in Section 9 of this Agreement) the Buyer and Seller shall downwardly adjust the Purchase Price at the Closing to reflect the diminished value of the assets sold according to a formula mutually agreed upon by the Parties.

         26. HVAC AND ROOF WARRANTY.

         Seller represents and warrants to the Buyer that the HVAC Systems and the roofs located on the premises of all four (4) Restaurants will be in good working order up to the date of Closing. Good working order as used in this Paragraph is defined in Paragraph 5.5, above. As with all real estate fixtures and personalty transferred hereunder, Buyer certifies, acknowledges and understands that it is purchasing the HVAC and buildings in "as is" condition with all faults as of the date of closing.

         27. COCOLIN'S NONCOMPETITION COVENANT.

         Cocolin agrees that for a period of two (2) years after the date of the Closing Cocolin shall not be associated in any fashion, whether as an owner, shareholder, partner, member, or employee in connection with any for profit, or non-profit, enterprise which engages in the Quick

Service Restaurant ("QSR") business with chicken sales that exceed twenty percent (20%) of its total food sales within a ten (10) mile radius of any one of the four (4) Restaurants. The Parties understand and agree that Seller currently intends to open a fine dining casual restaurant potentially with a liquor license and situated within ten (10) miles of one of the four (4) restaurants but in such case this covenant shall not apply. Cocolin warrants that any violation of the Noncompetition Covenant articulated in Section 27 of this Agreement shall result in great immediate and irreparable injury to Buyer for which Buyer shall be entitled to injunctive relief in addition to any other relief or judgment (including but not limited to a judgment for litigation costs specified in Section 22 of this Agreement) which a court may award Buyer, or Buyer's successors, assigns, or delegates. The provisions of this Section 27 shall survive the Closing of this Agreement.

         28. EXCLUSIVE DEALINGS.

         Between the date of this Agreement and the Closing, unless this Agreement is terminated earlier by either Party either by breach or through agreement, neither Party shall discuss the sale of any assets associated with the four (4) Restaurants, or the sale of the stock of GRNN, with any natural person or entity other than Buyer without the other Party's prior written approval, and through the Closing Date the Parties shall avoid all conduct with respect to third parties which, is inconsistent with Closing this Agreement. Seller may casually and generally discuss the pending sale with third parties and Buyer shall be free to publish any public announcement which Buyer reasonably believes is necessary or appropriate in order to comply with federal or state securities laws.

         This Agreement is entered into as of the date and year written above.

                                        SELLER:
                                        GRNN, INC.


Date: 4/9/98                            By: /s/ GARY L. COCOLIN
                                            -------------------------------
                                            Gary L. Cocolin, President

                                        SELLER:
                                        GARY L. COCOLIN


Date: 4/9/98                            /s/ GARY L. COCOLIN
                                        -----------------------------------
                                            Gary L. Cocolin, Personally

                                        BUYER:
                                        MORGAN'S RESTAURANTS OF OHIO, INC.


Date: 5/01/98                           By: /s/ JAMES J. LIGUORI
                                            -------------------------------
                                            James J. Liguori, President

                                        MORGAN'S RESTAURANTS OF
                                        PENNSYLVANIA, INC.


Date: 5/01/98                           By: /s/ JAMES J. LIGUORI
                                            -------------------------------
                                            James J. Liguori, President

STATE OF PENNSYLVANIA    :
                         : SS.
COUNTY OF ERIE           :

         BEFORE ME, a Notary Public in and for said County and State, did personally appear the above named GRNN, INC. by GARY L. COCOLIN, its President who acknowledged to me that he did sign the foregoing instrument as such officer of said corporation and that the same is his free act and deed and the duly authorized free act and deed of said corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal at this 9th day of April, 1998.

                                        NOTARY PUBLIC

My Commission Expires:                  /s/ THOMAS S. KUBINSKI
                                        ----------------------------


STATE OF PENNSYLVANIA    :              [NOTARIAL SEAL
                         : SS           THOMAS S. KUBINSKI, NOTARY PUBLIC
COUNTY OF ERIE           :              ERIE, ERIE COUNTY, PENNSYLVANIA
                                        MY COMMISSION EXPIRES MAY 10, 1999]

         BEFORE ME, a Notary Public in and for said County and State, did personally appear the above named GARY L. COCOLIN personally acknowledged to me that he did sign the foregoing instrument personally, and that the same is his free act and deed.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal at this 9th day of April, 1998.

                                        NOTARY PUBLIC


My Commission Expires:                  /s/ THOMAS S. KUBINSKI
                                        ----------------------------
                                        [NOTARIAL SEAL
                                        THOMAS S. KUBINSKI, NOTARY PUBLIC
                                        ERIE, ERIE COUNTY, PENNSYLVANIA
                                        MY COMMISSION EXPIRES MAY 10, 1999]

STATE OF OHIO            :
                         : SS
COUNTY OF CUYAHOGA       :

         BEFORE ME, a Notary Public in and for said County and State, did personally appear the above named MORGAN'S RESTAURANTS OF OHIO, INC. by JAMES
J. LIGUORI, its President, who acknowledged to me that he did sign the foregoing instrument as such officer of said corporation and that the same is his free act and deed and the duly authorized free act and deed of said corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal at this 1st day of May, 1998.

                                        NOTARY PUBLIC


My Commission Expires:                  /s/ KATHLEEN M. PHILBIN
                                        ----------------------------
                                            [KATHLEEN M. PHILBIN
                                                Notary Public
                                         State of Ohio, Cuyahoga County
                                        My Commission Expires 11/15/2000]

STATE OF OHIO            :
                         : SS
COUNTY OF CUYAHOGA       :

         BEFORE ME, a Notary Public in and for said County and State, did personally appear the above named MORGAN'S RESTAURANTS OF PENNSYLVANIA, INC. by JAMES J. LIGUORI, its President, who acknowledged to me that he did sign the foregoing instrument as such officer of said corporation and that the same is his free act and deed and the duly authorized free act and deed of said corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal at this 1st day of May, 1998.


                                        NOTARY PUBLIC


My Commission Expires:                  /s/ KATHLEEN M. PHILBIN
                                        ----------------------------
                                            [KATHLEEN M. PHILBIN
                                                Notary Public
                                         State of Ohio, Cuyahoga County
                                        My Commission Expires 11/15/2000]